UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2015

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2015, the Board of Directors of Cubic Corporation  (the “Company”) approved certain compensation for William W. Boyle, the Company’s Advisor to the Chief Executive Officer, in connection with his retirement scheduled for March 31, 2015.  Mr. Boyle served as the Chief Financial Officer of the Company for almost 30 years and as Chief Executive Officer for two years following the passing of Walter J. Zable, who served as the Company’s founder and Chief Executive Officer since the Company began operations in 1951.

Mr. Boyle’s 24,712 outstanding time-based restricted stock units will vest and be released on March 31, 2015, provided that he is an employee of the Company through the date of such vesting.  In addition, Mr. Boyle was granted 10,099 “target” performance-based restricted stock units in December 2013 (the “PRSUs”).  On March 31, 2015, 6,055 of Mr. Boyle’s PRSUs, will vest and be released, which number was calculated by multiplying his “target” PRSUs by the currently estimated performance percentage, pro-rated for the period of time during the three-year performance period applicable to such PRSUs through Mr. Boyle’s termination date.  Mr. Boyle was also granted PRSUs in March 2013.  However, such March 2013 PRSUs will terminate upon his termination of employment.  The foregoing equity award acceleration will be subject to Mr. Boyle’s execution of a separation agreement and general release of claims, which agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2015	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel & Secretary